Exhibit 10.13

PURCHASE AGREEMENT

among

Rabbit Hill Holdings, Inc., as Issuer

and

Caravelle Investment Fund, L.L.C.,

Hancock Mezzanine Partners L.P. and

John Hancock Mutual Life Insurance Company

Dated as of June 3, 1999

Relating to:

$25,000,000 Aggregate Principal Amount of

15% Senior Notes due 2006

5,000 Shares of Series A Preferred Stock, $500 par value

5,000 Shares of Class A Common Stock, $.01 par value

3.12.	No Violation; No Legal Constraints; Consents, Authorizations and Filings, etc.	29

	SECTION 4

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.01.	Due Incorporation; Power and Authority	30
4.02.	Capitalization	30
4.03.	Subsidiaries	32
4.04.	Due Authorization, Execution and Delivery	32
	(a) Agreement	32
	(b) Notes	32
	(c) Shareholders’ Agreement	33
	(d) Subordination Agreements	33
	(e) Other Transaction Documents	33
4.05.	Non-Contravention; Authorizations and Approvals	33
4.06.	Financial Statements	34
4.07.	Absence of Undisclosed Liabilities or Events	35
4.08.	No Actions or Proceedings	35
4.09.	Title to Properties	35
4.10.	Intellectual Property Rights	36
4.11.	Taxes	36
4.12.	Employee Benefit Plans	37
4.13.	Private Offering; No Integration or General Solicitation	38
4.14.	Eligibility for Resale Under Rule 144A	39
4.15.	Status Under Certain Statutes	39
4.16.	Insurance	39
4.17.	Use of Proceeds; Margin Regulations	39
4.18.	Existing Indebtedness; Future Liens	40
4.19.	Compliance with Laws; Permits; Environmental Matters	40
4.20.	Solvency	41
4.21.	Affiliate Transactions	41
4.22.	Material Contracts	42
4.23.	No Changes to Applicable Law	42
4.24.	Indebtedness	42
4.25.	Fees	42
4.26.	Brokerage Fees	42
4.27.	Documents and Procedures	42
4.28.	Absence of Labor Dispute	43

4.29.	No Unrelated Liabilities	43
4.30.	Incorporation of Share Purchase Agreement Representations and Warranties	43

	SECTION 5

	REPRESENTATIONS OF THE PURCHASERS

5.01.	Purchase for Investment	43

	SECTION 6

	COVENANTS TO PROVIDE INFORMATION

6.01.	Future Reports to Holders	44
	(a) Monthly Statements	44
	(b) Quarterly Statements	45
	(c) Annual Statements	45
	(d) Officers’ Certificates	46
	(e) Auditors’ Reports	47
	(f) Other Information; Projections	47
	(g) Notice of Default or Event of Default	47
	(h) Additional Information to Holders of Other Indebtedness	47
	(i) Changes to Indebtedness	48
	(j) Original Issue Discount Information	48

	SECTION 7

	OTHER AFFIRMATIVE COVENANTS

7.01.	Payment of Principal, Premium and Interest	48
7.02.	Preservation of Corporate Existence and Franchises	48
7.03.	Maintenance of Properties	49
7.04.	Taxes	49
	(a) Payment of Taxes	49
	(b) Tax Returns	50
	(c) Contest Provisions	50
7.05.	Books, Records and Access	50
7.06.	Compliance with Law	50
7.07.	Insurance	51
7.08.	Offer to Repurchase upon Change of Control	51

7.09.	Offer to Purchase by Application of Excess Proceeds	52
7.10.	Further Assurances	54
7.11.	Additional Company Information	54
7.12.	No Integration	54
7.13.	Restriction on Repurchases	55
7.14.	Financial Covenants	55
	(a) Money Borrowed to EBITDA	55
	(b) Fixed Charge Coverage	56
	(c) Interest Coverage	56
	(d) Minimum EBITDA	56
7.15.	Redemption of Notes from Excess Cash Flow	56
7.16.	Mandatory Redemption of Notes	57

	SECTION 8

	NEGATIVE COVENANTS

8.01.	Stay, Extension and Usury Laws	57
8.02.	Restricted Payments; Investments	57
8.03.	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries	58
8.04.	Incurrence of Indebtedness	59
8.05.	Asset Sales	61
8.06.	Transactions with Affiliates	62
8.07.	Limitation on Liens	63
8.08.	Limitation on Issuances and Sales of Capital Stock of Subsidiaries	64
8.09.	Payments for Consents	64
8.10.	Merger, Consolidation, or Sale of Assets	64
8.11.	Successor Company Substituted	65
8.12.	Capital Expenditures; Rentals; Management Services Agreement	66
8.13.	Conduct of Business	66
8.14.	Limitation on Tax Consolidation	66
8.15.	Public Disclosures	67

	SECTION 9

	THE NOTES

9.01.	Form and Execution	67
9.02.	Terms of the Notes	67
	(a) Stated Maturity	67

	(b) Interest	67
9.03.	Denominations	68
9.04.	Form of Legend for the Notes	68
9.05.	Payments and Computations	68
9.06.	Registration; Registration of Transfer and Exchange	69
	(a) Security Register	69
	(b) Registration of Transfer	69
	(c) Exchange	69
	(d) Effect of Registration of Transfer or Exchange	69
	(e) Requirements; Charges	70
	(f) Certain Limitations	70
9.07.	Transfer Restrictions	70
9.08.	Mutilated, Destroyed, Lost and Stolen Notes	72
9.09.	Persons Deemed Owners	72
9.10.	Cancellation	73
9.11.	Home Office Payment	73

	SECTION 10

	EVENTS OF DEFAULT

10.01.	Events of Default	73
10.02.	Remedies	75
10.03.	Waiver of Past Defaults	76

	SECTION 11

	REDEMPTION

11.01.	Right of Redemption	77
11.02.	Partial Redemptions	77
11.03.	Notice of Redemption	77
11.04.	Deposit of Redemption Price	78
11.05.	Notes Payable on Redemption Date	78
11.06.	Notes Redeemed in Part	78

	SECTION 12

	[INTENTIONALLY OMITTED]

	SECTION 13

	EXPENSES, INDEMNIFICATION, AND TERMINATION

13.01.	Expenses	79
13.02.	Indemnification	79
13.03.	Survival	80
13.04.	Termination; Liabilities	81

	SECTION 14

	MISCELLANEOUS

14.01.	Notices	81
14.02.	Benefit of Agreement; Assignments and Participations	82
14.03.	No Waiver; Remedies Cumulative	82
14.04.	Amendments, Waivers and Consents	83
14.05.	Counterparts	83
14.06.	Reproduction	83
14.07.	Headings	84
14.08.	Governing Law; Submission to Jurisdiction; Venue	84
14.09.	Severability	85
14.10.	Entirety	85
14.11.	Survival of Representations and Warranties	85
14.12.	Incorporation	85

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Shareholders’ Agreement
Exhibit C	-	Form of Fleet Distribution Agreement

SCHEDULES
Schedule A - Information Relating to Purchasers

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of June 3, 1999, by and among Rabbit Hill Holdings, Inc., a Delaware corporation (the “Company”), and Caravelle Investment Fund, L.L.C. (“Caravelle”), Hancock Mezzanine Partners L.P. (“Hancock”) and John Hancock Mutual Life Insurance Company (“JHMLIC” and each of Caravelle, Hancock and JHMLIC a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company has entered into the Share Purchase Agreement dated as of May 10, 1999 (the “Share Purchase Agreement”) with Johnstown America Industries, Inc., a Delaware corporation (“Johnstown”), pursuant to which the Company will acquire Johnstown America Corporation, a Delaware corporation (“JAC”), Freight Car Services, Inc., a Delaware corporation (“Freight Car”), JAIX Leasing Company, a Delaware corporation (“JAIX Leasing”), and JAC Patent Company (a wholly owned subsidiary of JAC), a Delaware corporation (“JAC Patent”), each a Subsidiary of Johnstown (each a “Railcar Subsidiary” and, collectively, the “Railcar Subsidiaries”) and which together comprise the railroad freight car manufacturing, rebuilding, repair, sale and leasing businesses of Johnstown (the “Railcar Business”).

WHEREAS, JAC and Freight Car will enter into a $110 million credit facility, dated June 3, 1999 (the “Credit Agreement”), by and among the Company, its Subsidiaries and Fleet Capital Corporation (“Fleet”), as agent for itself and for the various financial institutions named therein or which hereafter become a party thereto (together with Fleet, collectively, the “Lenders”) and as a Lender, which will provide for a revolving credit facility in favor of the borrowers named therein of up to $55 million (of which not less than $35 million will be drawn at the Closing Time (as defined herein)) and a term loan facility in favor of the borrowers named therein of $55 million.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company has agreed to sell to the Purchasers, and the Purchasers, acting severally and not jointly, have agreed to purchase from the Company, an aggregate of (i) $25 million aggregate principal amount of the Company’s 15% Senior Notes due 2006 in the form of Exhibit A hereto (together with any PIK Notes, the “Notes”), (ii) 5,000 shares of the Company’s Series A Preferred Stock, $500 par value per share (the “Preferred Shares”), and (iii) 5,000 shares of the Company’s Class A Common Stock, $.01 par value per share (the “Common Shares” and, together with the Preferred Shares, the “Shares”).

WHEREAS, the holders of Shares from time to time will be entitled to the benefits of the Shareholders’ Agreement, dated the date hereof (the “Shareholders’ Agreement”), by and among the Company, the Purchasers and the other shareholders of the Company in the form of Exhibit B hereto.

WHEREAS, the Company has duly authorized the creation and issuance of the Notes and the Shares, as applicable, and the execution and delivery of this Agreement and the Shareholders’ Agreement.

WHEREAS, all things necessary to make this Agreement, the Notes (when issued and delivered hereunder), the Shares and the Shareholders’ Agreement valid and binding obligations of the Company in accordance with their respective terms have been done.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01. Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such merger, consolidation or acquisition.

“Additional Company Information” is defined in Section 7.11.

“Additional Equity Contribution” means the purchase of Common Stock of the Company by each of the other shareholders of the Company a party to the Shareholders’ Agreement pursuant to the subscription agreements relating thereto.

“Adjusted Net Earnings From Operations” of any Person with respect to any fiscal period, means the net earnings (or loss) after provision for income taxes for such fiscal period of such Person and its Subsidiaries on a consolidated basis, as reflected on the consolidated financial statements of such Person and its Subsidiaries (in the case of the Company as supplied to the Holders pursuant to Section 6.01 of this Agreement), but excluding:

(i) any gain or loss arising from the sale of capital assets;

(ii) any gain arising from any write-up of assets;

(iii) earnings or losses of any Subsidiary of such Person accrued prior to the date it became a Subsidiary;

(iv) earnings or losses of any corporation or another Person, substantially all the assets of which have been acquired in any manner by such Person or any of its Subsidiaries, realized by such corporation or Person prior to the date of such acquisition;

(v) net earnings of any business entity (other than a Subsidiary of such Person) in which such Person or any of its Subsidiaries has an ownership interest unless such net earnings shall have actually been received by such Person or any of its Subsidiaries in the form of cash distributions;

(vi) any portion of the net earnings of any Subsidiary of such Person which for any reason is unavailable for payment of dividends to such Person except to the extent permitted by Section 8.03 hereof;

(vii) the earnings or losses of any Person to which any assets of such Person or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which such Person or any of its Subsidiaries shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(viii) any gain arising from the acquisition of any securities of such Person or any of its Subsidiaries; and

(ix) any gain or non-cash loss arising from extraordinary or non-recurring items.

“Affiliate” of any a Person means any other Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

“Affiliate Transaction” is defined in Section 8.06.

“Agreement” is defined in Section 14.04.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including any Environmental Law and any laws pertaining to health or safety) applicable to the Company, any of its Subsidiaries or any of their property or operations.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets (a) that is governed by the provisions described under Section 8.10; provided, however, that any transaction consummated in compliance with Section 8.10 involving a transfer of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale of the assets and properties that are not so transferred in such transaction, (b) that is by the Company to any Wholly Owned Subsidiary, or by any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of this Agreement, (c) that is of obsolete equipment in the ordinary course of business or (d) the Fair Market Value of which in the aggregate does not exceed $500,000.

“Asset Sale Offer” is defined in Section 7.09(a).

“Asset Sale Offer Payment Date” is defined in Section 7.09(b).

“Audit Date” means the date of the audited financial information provided pursuant to Section 4.06 hereof.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state bankruptcy, insolvency, reorganization or other law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company or a Subsidiary of the Company, as the case may be, or any authorized committee of such Board of Directors.

“Business Day” means any day other than a Legal Holiday.

“Capital Expenditures” means expenditures made or liabilities incurred by the Company and its Subsidiaries on a consolidated basis for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Capitalized Lease Obligation” means any Indebtedness represented by the principal portion of obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Caravelle” is defined in the preamble to this Agreement.

“Cash Equivalents” means those items described in clauses (vi) and (vii) of the definition of Permitted Investment.

“Cash Flow” for any fiscal period, means (i) Adjusted Net Earnings From Operations of the Company and its Subsidiaries for such period, plus (ii) depreciation and amortization expenses of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Cash Interest Expense” shall mean, for any fiscal period (provided that if any such fiscal period includes the Closing Time, such fiscal period shall be measured from the Closing Time through the last day of such fiscal period), (a) the sum of (x) total cash interest expense (including that attributable to Capitalized Lease Obligations) paid by the Company’s Subsidiaries for such period with respect to all outstanding Indebtedness of the

Company’s Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate protection agreements) to the extent such net costs are allocable to such period in accordance with GAAP plus (y) management fees paid during such period by the Company’s Subsidiaries to the Company to fund interest payable on the Notes minus (b) total cash interest income of the Company’s Subsidiaries for such period.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a greater percentage of the total voting power of the then outstanding Voting Stock of the Company than is then held by the Santomero Investors or as to which the Santomero Investors have the right to vote by proxy or otherwise; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3 % of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary solely to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation which is not Redeemable Capital Stock, (B) no “person” or “group”, other than Permitted Holders, owns immediately after such transaction, directly or indirectly, a greater percentage of the total voting power of the then outstanding Voting Stock of the surviving corporation than is then held by the Santomero Investors or as to which the Santomero Investors have the right to vote by proxy or otherwise and (C) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; or (iv) any order, judgment or decree shall be entered against the Company decreeing the dissolution or split-up of the Company and such order shall remain undischarged or unstayed for a period in excess of 60 days.

“Change of Control Offer” is defined in Section 7.08(a).

“Change of Control Payment” is defined in Section 7.08(a).

“Change of Control Payment Date” is defined in Section 7.08(b).

“CIT Facility” means the Purchase Agreement dated as of June 10, 1997 between JAIX Leasing and CIT Group/Equipment Financing, Inc., as the same may be amended from time to time.

“Class A Common Stock” means the Class A Voting Common Stock, par value $.01 per share, of the Company.

“Class B Common Stock” means the Class B Nonvoting Common Stock, par value $.01 per share, of the Company.

“Closing Time” is defined in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Shares” shall have the meaning provided in the third recital to this Agreement.

“Common Stock” of any Person means all Capital Stock of such Person, that is generally entitled to:

(1) vote in the election of directors of such Person, or

(2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person, and

(3) provided, that, in the case of the Company the Class B Common Stock shall constitute Common Stock for the purpose of this Agreement.

“Company” shall have the meaning assigned in the preamble to this Agreement and its successors and permitted assigns.

“Company Financial Statements” is defined in Section 4.06(a).

“Company Parry” is defined in Section 4.04(e).

“Company Reports” is defined in Section 4.06(b).

“Competitor” means any Person primarily engaged in the business of manufacturing, rebuilding, repairing, selling or leasing railroad freight cars; provided, however, in no event will any commercial lender, insurance company, investment fund or other institutional investor be deemed to be a Competitor.

“Consolidated” or “consolidated” (including the correlative term “consolidating”) or on a “consolidated basis”, when used with reference to any financial term in this Agreement (but not when used with respect to any Tax Return or tax liability), means the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with intercompany items eliminated and, with respect to net income or earnings, after eliminating the portion of net income or earnings properly attributable to minority interests, if any, in the capital stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person, in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, with respect to the period then ended, the ratio of (i) (A) EBITDA of the Company’s Subsidiaries for such period minus (B) non-financed Capital Expenditures of the Company’s Subsidiaries during such period to (ii) (A) Cash Interest Expense of the Company’s Subsidiaries during such period plus (B) the sum of the aggregate of payments of regularly scheduled principal with respect to Indebtedness for Money Borrowed (including, without limitation, in respect of Capitalized Lease Obligations) during such period by the Company’s Subsidiaries plus (C) cash income taxes actually paid by the Company’s Subsidiaries during such period plus (D) tax distributions made by the Company’s Subsidiaries to the Company during such period.

“Consolidated Interest Coverage Ratio” for any period, means the ratio of (A) EBITDA to (B) Consolidated Interest Expense.

“Consolidated Interest Expense” means, for any period, the Cash Interest Expense (net of cash interest income) of the Company’s Subsidiaries on a consolidated basis during such period determined in accordance with GAAP consistently applied, and shall in any event include, without limitation, interest on Capitalized Lease Obligations and shall exclude original issue discount amortization to the extent it is required to be included in accordance with GAAP.

“Contingent Additional Consideration” has the meaning provided to such term in the Share Purchase Agreement.

“Contract” is defined in Section 4.05.

“Controlling Person” is defined in Section 13.02(a).

“Credit Agreement” means the Credit Agreement as defined in the second recital to this Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time.

“Custodian” is defined in Section 10.01.

“Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute an Event of Default.

“Disclosure Schedule” means all numbered Schedules to this Agreement.

“EBITDA” with respect to any fiscal period, means the sum of Adjusted Net Earnings From Operations before interest expense, management fees paid by the Company’s Subsidiaries to the Company to fund cash payments of interest on the Notes (to the extent permitted by the Fleet Distribution Agreement), taxes, depreciation and amortization for said period as determined in accordance with GAAP of the Company’s Subsidiaries on a consolidated basis.

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles.

“Environmental Action” means (a) any action, suit, written demand, written claim, written notice of non-compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Permit or Hazardous Material, including, without limitation, (i) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief and (b) any investigation, monitoring, removal or remediation activities undertaken by or on behalf of the Company or any of its Subsidiaries, whether or not such activities are carried out voluntarily.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or written agency interpretation, policy or guidance that has the force and effect of law relating to pollution or protection of the environment, public health and safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Investee” is defined in Section 4.03.

“Equity Repurchase Event” means the repurchase by the Company of all of the Shares sold pursuant to this Agreement in the manner contemplated by Section 16(d) of the Shareholders’ Agreement which yields aggregate proceeds to the Purchasers of not less than $22 million.

“ERISA” is defined in Section 4.12(a).

“ERISA Affiliate” is defined in Section 4.12(b).

“Event of Default” is defined in Section 10.01.

“Excess Cash Flow” with respect to any fiscal period means Cash Flow minus mandatory principal payments with respect to Indebtedness for Money Borrowed (other than (i) revolving credit borrowings and (ii) Indebtedness under the Credit Agreement) for such period minus non-financed Capital Expenditures actually made by the Company or any of its Subsidiaries during such period plus the increase in deferred tax liabilities of the Company’s Subsidiaries from the first day of such period to the last day of such period minus the decrease in deferred tax liabilities of the Company’s Subsidiaries from the first day of such period to the last day of such period.

“Excess Proceeds” is defined in Section 8.05.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company or the applicable Subsidiary of the Company acting in good faith evidenced by a board resolution thereof delivered to the Noteholders.

“FCS MergerSub” means FCS MergerSub, Inc., a Delaware corporation.

“Fiscal Quarter” means each quarterly accounting period during any Fiscal Year.

“Fiscal Year” means a fifty-two (52) week accounting period; provided that once every seven (7) calendar years, the term “Fiscal Year” shall mean a fifty-three (53) week accounting period.

“Fleet” shall have the meaning provided in the second recital to this Agreement.

“Fleet Distribution Agreement” means the Distribution Agreement dated as of June 3, 1999, among Fleet Capital Corporation, as Agent, the Company and the Purchasers in the form of Exhibit C hereto, as the same may be amended from time to time.

“Freight Car” shall have the meaning provided in the first recital to this Agreement.

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

“Governmental Authority” means (a) the government of the United States or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Company or any Subsidiary conducts all or any pan of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary or (c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any such government.

“guarantee” means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person’s financial condition or to cause any other Person to achieve certain levels of operating results.

“Hancock” has the meaning set forth in the preamble to this Agreement.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or is reasonably expected to become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Holder” means any Noteholder or any registered holder of the Shares.

“incur” is defined in Section 8.04.

“Indebtedness” as applied to a Person means, without duplication,

(i) all Money Borrowed.

(ii) all obligations of other Persons which such Person has guaranteed,

(iii) all reimbursement obligations in connection with letters of credit or letter of credit guarantees issued for the account of such Person,

(iv) in the case of the Company, the obligations represented by the Notes.

(v) obligations secured by a lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed.

(vi) Redeemable Capital Stock of such Person or any Subsidiary thereof, and

(vii) obligations of any such Person under any hedging obligations applicable to any of the foregoing (if and to the extent such hedging obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that

1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and

2) Indebtedness shall not include any liability for federal, state, local or other taxes.

“Indemnified Person” is defined in Section 13.02.

“Institutional Investor” means (a) any original Purchaser of a Note and any transferee that is an Affiliate of any original Purchaser, (b) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company or investment fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form organized under the laws of the United States or a State thereof, with capital and surplus in excess of $50,000,000.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b)

all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Payment Date” is defined in Exhibit A.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Capital Stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“IRB Documentation” means (a) the Trust Indenture by and between the City of Danville, Illinois and NBD Bank, as Trustee relating to $5,300,000 City of Danville, Illinois Variable Rate Demand Industrial Development Revenue Bonds (Freight Car Services, Inc. Project), Series 1995, dated as of December 1, 1995, (b) the Loan Agreement by and between the City of Danville, Vermilion County, IL and Freight Car Services, Inc., dated as of December 1, 1995, and (c) all agreements, instruments and documents related to the foregoing.

“JAC” means Johnstown America Corporation, a Delaware corporation.

“JAC MergerSub” means JAC MergerSub, Inc. a Delaware corporation.

“JAC Patent” means JAC Patent, Inc., a Delaware corporation.

“JAII Subordination Agreement” means the Subordination Agreement among the Purchasers, the Company and Johnstown, relating to the Contingent Additional Consideration (as defined in the Share Purchase Agreement).

“JAIX Leasing” means JAIX Leasing, Inc. a Delaware corporation

“JAIX MergerSub” means JAIX MergerSub, Inc., a Delaware corporation.

“JHMLIC” shall have the meaning provided in the preamble to this Agreement.

“Johnstown” shall have the meaning assigned in the first recital of this Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, cessation and transfer, lease of real property, assignment for security, claim, deposit arrangement, or preference or priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), whether real, personal or mixed, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Management Services Agreement” means the Management Services Agreement dated as of June 3, 1999 between the Company and each of its Subsidiaries, as the same may be amended from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries taken as a whole, (b)

the ability of the Company or any Subsidiary to perform any of its material obligations under any of the Transaction Documents, or (c) the validity or enforceability of any Transaction Document.

“Maturity”, when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that this Agreement requires the Company to make).

“Money Borrowed” means, without duplication, (i) Indebtedness arising from the lending of money by any Person to the Company or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to the Company or any of its Subsidiaries, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable and other trade payables and similar obligations incurred in the ordinary course of business) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guarantees thereof; and (v) Indebtedness of the Company or any of its Subsidiaries under any guarantee of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by the Company or any of its Subsidiaries.

“Nationsbanc Facility” means the Term Loan Agreement dated as of June 14, 1996, between NationsBanc Leasing Corporation of North Carolina and JAIX Leasing, together with all agreements related thereto, as amended, restated, modified and supplemented from time to time.

“Net Cash Proceeds” means with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve).

“Noteholder” means a Person in whose name a Note is registered on the Security Register.

“Notes” has the meaning specified in the third recital to this Agreement.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means any principal, premium, interest and other liabilities payable by the Company under or in respect of this Agreement or the Notes.

“Offer Amount” is defined in Section 7.09(b).

“Officer” means, with respect to any Person, the President, Chief Executive Officer or the Chief Financial Officer of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of this Agreement.

“outstanding”, when used with respect to the Notes, means, as of the date of determination, all Notes theretofore executed and delivered under this Agreement, except:

(i) Notes theretofore cancelled by the Company or delivered to the Company for cancellation;

(ii) Notes for whose payment or redemption money in the necessary amount has been theretofore set aside by the Company with a third party in trust for the holders of such Notes; provided that if such Notes are to be redeemed, notice of such redemption has been duly given as provided in this Agreement; and

(iii) Notes which have been paid pursuant to Section 9.08 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Agreement, other than any such Notes in respect of which there shall have been presented to the Company proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Required Holders the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Payment Condition” is defined in Exhibit A.

“Payment Default” is defined in Section 10.01 (f).

“Pension Plan” is defined in Section 4.12(b).

“Permits” means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted, except those, the failure of which to have would not have a Material Adverse Effect.

“Permitted Fees” means fees payable (i) to Camillo M. Santomero, III in an amount not in excess of $350,000 per Fiscal Year for management services provided by Mr. Santomero to the Company and its Subsidiaries; (ii) to James Cirar in an amount not in excess of $50,000 per Fiscal Year for consulting services provided by Mr. Cirar to the Company; (iii) to Hancock in an amount not in excess of $25,000 per Fiscal Year for management services provided by Hancock to the Company; (iv) to Caravelle in an amount not in excess of $50,000 per Fiscal Year for deferred financing fees in accordance with the purchase of the Shares; (v) to JHMLIC in an amount not in excess of $25,000 per Fiscal Year for management services provided by JHMLIC to the Company.

“Permitted Holders” means each of Caravelle, Hancock and JHMLIC, any Affiliate of the foregoing and any investment fund managed by any of the foregoing.

“Permitted Investment” means:

(i) Investments by the Company in any Wholly Owned Subsidiary of the Company or by any Subsidiary of the Company in the Company or in any other Subsidiary of the Company;

(ii) rights to payment arising from the sale or lease of goods and services in the ordinary course of business of any by the Company or any of its Subsidiaries;

(iii) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) deposit accounts maintained by the Company or any of its Subsidiaries;

(v) loans or other advances for salary, bonuses and other employee advances, travel advances, prepaid expenses, trade credit, advances against commissions and other similar advances in the ordinary course of business;

(vi) loans or other advances of money to any Person and other loans by the Company’s Subsidiaries in an aggregate outstanding principal amount not to exceed $250,000 at any one time outstanding;

(vii) Investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

(viii) Investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

(ix) Investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Note” is defined in Exhibit A.

“Plan” is defined in Section 4.12(a).

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note.

“Preferred Shares” shall have the meaning provided in the third recital to this Agreement.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“principal amount” means, when used with respect to any particular Note, the principal amount of such Note at its Stated Maturity.

“property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PUHCA” is defined in Section 4.15.

“Purchase Money Indebtedness” means and includes (i) Indebtedness (including Capitalized Lease Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (including Capitalized Lease Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any pan of the purchase price thereof, and (iii) any renewals, extensions or refinancing thereof, but not any increases in the principal amounts thereof outstanding at the time.

“Purchase Money Lien” means a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien including Liens securing Capitalized Lease Obligations.

“Purchase Price” is defined in Section 2.02.

“Purchasers” is defined in the preamble to this Agreement.

“Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.

“Railcar Business” shall have the meaning assigned in first recital of this Agreement.

“Railcar Subsidiary” shall have the meaning assigned in the first recital of this Agreement.

“Railcar Subsidiary Mergers” means the merger of JAC MergerSub into JAC, FCS MergerSub into Freight Car and JAIX MergerSub into JAIX Leasing.

“Redeemable Capital Stock” means any class or series of Capital Stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity.

“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Agreement.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Agreement.

“Regular Record Date” is defined in Section 9.05.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Required Holders” means Noteholders holding more than 50% of the aggregate principal amount of outstanding Notes.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“sale” is defined in Section 9.07(a).

“Santomero Investor” means any of (i) Camillo M. Santomero, III, (ii) any spouse or lineal descendant of Camillo Santomero and (iii) any trust, family limited partnership or limited liability company, the sole members, partners or beneficiaries thereof are persons described in clauses (i) and (ii).

“Securities Act” mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Security” means any of the Notes or the Shares.

“Security Register” has the meaning given to such term in Section 10.06(a).

“Series A Preferred Stock” means the Series A Voting Preferred Stock, $500 par value, of the Company.

“Series B Preferred Stock” means the Series B Nonvoting Preferred Stock, $500 par value, of the Company.

“Share Purchase Agreement” shall have the meaning assigned in the first recital of this Agreement.

“Shareholders’ Agreement” shall have the meaning assigned in the fifth recital to this Agreement.

“Shares” shall have the meaning assigned in the third recital of this Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (c) such Person is not engaged in a business or a transaction, and does not expect to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity” means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

“Subordination Agreements” means, collectively, the JAII Subordination Agreement and the Fleet Distribution Agreement.

“Subsequent Purchaser” is defined in Section 4.13(a).

“Subsidiary” means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of voting Capital Stock are at the time, directly or indirectly, owned by such first named Person.

“Tax Returns” means all reports and returns required to be filed on or before the Closing Time with respect to the Taxes of the Company and its Subsidiaries including, without limitation, consolidated federal income tax returns of the Company and its Subsidiaries.

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, estimated, employment, withholding or similar taxes imposed on the income, properties or operations of the Company and its Subsidiaries or for which the Company or any Subsidiary is otherwise liable (jointly and severally, by contract, as a transferee or successor or otherwise), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect at the Closing Time.

“Transaction Documents” means collectively, this Agreement, the Shareholders’ Agreement, the Notes, the Subordination Agreements, the Shares, the Credit

Agreement and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith.

“Transactions” means the transactions provided for in, or contemplated by, the Transaction Documents.

“United States” shall have the meaning assigned to such term in Regulation S.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” means any Subsidiary, all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Company.

1.02. Computation of Time Periods. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.03. Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed, in accordance with GAAP.

SECTION 2

AUTHORIZATION, ISSUANCE AND SALE OF SECURITIES

2.01. Authorization of Issue. The Company has authorized the issue and sale of (i) $25 million aggregate principal amount of the Notes for original issuance hereunder and up to an additional $27,2038 million aggregate principal amount of the Notes to be issued as PIK Notes, each Note to be in the form of Exhibit A hereto, (ii) 5,000 Preferred Shares, and (iii) 5,000 Common Shares.

2.02. Sale; Purchaser Fee; Allocation of Purchase Price.

(a) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Purchaser, and each Purchaser, acting severally and not jointly, agrees to purchase from the Company, the aggregate principal amount of Notes and the aggregate number of Shares, in each case, as set forth in Schedule A opposite the name of such Purchaser. Each Purchaser agrees that it shall pay aggregate consideration of $1,000 for each aggregate of (i) $1,000 in principal amount of Notes, (ii) 0.20 (two-tenths) Common Shares and (iii) 0.20 (two-tenths) Preferred Shares (the “Purchase Price”).

(b) The Company shall pay to each Purchaser a purchase fee equal to two percent (2%) of the aggregate Purchase Price paid to the Company by each Purchaser for all Securities purchased by such Purchaser as set forth on Schedule A hereto. Payment of such purchase fee shall occur at the time of issuance and sale of the Notes and Shares to the Purchasers. The Company hereby authorizes each Purchaser to withhold from the aggregate Purchase Price to be paid by such Purchaser an amount equal to such purchase fee.

(c) For purposes of the Code and the related Treasury regulations, the Company and the Purchasers agree that the issue prices for the purchased Securities shall be allocated to (i) each 1,000 principal amount of Note to the extent of $780, (ii) each 0.20 (two-tenths) Common Shares to the extent of $100 and (iii) each 0.20 (two-tenths) Preferred Shares to the extent of $100.

2.03. Closing. The purchase and sale of Securities pursuant to this Agreement shall occur at the offices of White and Williams LLP, 1800 One Liberty Place, Philadelphia, Pennsylvania 19103-7395, at 9:00 a.m., New York City time, on June 3, 1999, or such other time as shall be agreed upon by the Purchasers and the Company (such time and date of payment and delivery being herein called the “Closing Time”). At the Closing Time, the Company will deliver to each Purchaser certificates for the Securities to be purchased by such Purchaser at the Closing Time, in such denominations (in the case of the Notes any integral multiple of $1,000 principal amount) as such Purchaser may request, dated the Closing Time and registered in such Purchaser’s name, against payment by such Purchaser to the Company or to its order by wire transfer of immediately available funds in the amount of the Purchase Price to be paid by such Purchaser therefor to such bank account or accounts as the Company may request in writing at least two Business Days prior to the Closing Time.

SECTION 3

CONDITIONS TO CLOSING

Each Purchaser’s several obligation to purchase and pay for the Securities to be purchased by it at the Closing Time is subject to the satisfaction or waiver by each Purchaser prior to or at the Closing Time of each of the conditions specified below in this Section 3:

3.01. Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and in each of the other Transaction Documents shall be true and correct when made and at and as of the Closing Time as if made on and as of the Closing Time (unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and, in any such case, there shall not have occurred since such date and prior to the Closing Time any developments with respect to the subject matter of any such representation and warranty which would have a Material Adverse Effect as determined by the Purchasers in their reasonable judgment).

3.02. Performance; No Default Under Other Agreements. The Company and its Subsidiaries, to the extent parties hereto or thereto, shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and each of the other Transaction Documents required to be performed or complied with by any of them prior to or at the Closing Time, and after giving effect to the issue and sale of the Securities and the other Transactions (and the application of the proceeds thereof as contemplated by Section 4.17 hereof and the other Transaction Documents) no Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under any of the other Transaction Documents.

3.03. Compliance Certificates.

(a) Officers’ Certificate. The Company shall have delivered to the Purchasers an Officers’ Certificate, dated the Closing Time, in the form of Exhibit 3.03(a) hereto, certifying that the conditions specified in Sections 3.01, 3.02, 3.05, 3.06, 3.07, 3.08, 3.10, 3.11 and 3.12 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to the Purchasers a certificate in the form of Exhibit 3.03(b) hereto certifying as to the Company’s certificate of incorporation, bylaws and resolutions attached thereto, the incumbency and signatures of certain officers of the Company, and other corporate proceedings of the Company relating to the authorization, execution and delivery of the Securities, this Agreement, the Shareholders’ Agreement and the other Transaction Documents to which the Company is a party.

3.04. Opinions of Counsel. Such Purchaser shall have received the favorable opinions in form and substance satisfactory to it, dated the Closing Time, from (i) White and Williams LLP, counsel for the Company, substantially in the form set forth in Exhibit 3.04(a)(i) and as to such other matters as such Purchaser may reasonably request, (ii) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Johnstown, substantially in the form set forth in Exhibit 3.04(a)(ii) and as to such other matters as such Purchaser may reasonably request, and (iii) Cahill Gordon & Reindel, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 3.04(a)(iii).

3.05. Changes in Corporate Structure. Other than the Railcar Subsidiary Mergers, neither the Company nor any of its Subsidiaries nor any of the Railcar Subsidiaries shall have changed their respective jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person at any time following the Audit Date and there shall have occurred no event which constitutes a Change of Control of the Company and the Company shall not have entered into any agreement or understanding which, if consummated, would constitute a Change of Control of the Company.

3.06. Credit Agreement. At the Closing Time, the Credit Agreement shall have been entered into and shall provide for (i) revolving credit borrowings of not less than $55 million, of which at least $35 million shall be available at the Closing Time, and (ii) term loan borrowings of not less than $55 million, which shall be provided to the Company at the Closing Time.

3.07. No Adverse Events. (i) None of the Company, the Railcar Subsidiaries nor any of their respective Subsidiaries shall have sustained since the Audit Date any loss or interference with its business with an impact in excess of $250,000, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and (ii) since the Audit Date there shall not have been any change in the capital stock or long-term debt of the Company, the Railcar Subsidiaries or any of their Subsidiaries or any change, or any development involving a prospective change, in or affecting the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries.

3.08. Financial Information. Such Purchaser shall have received a pro forma consolidated balance sheet for the Company and its Subsidiaries as of the Closing Time after giving effect to the Transactions, including the issuance of the Securities and the use of the proceeds thereof, which have been certified by the chief financial officer of the Company and which are in form and substance satisfactory to such Purchaser.

3.09. Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident to such transactions and the terms thereof, shall be reasonably satisfactory to such Purchaser and such Purchasers’ special counsel, and such Purchaser and the Purchasers’ special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

3.10. Purchase Permitted by Applicable Law, etc. At the Closing Time, such Purchaser’s purchase of the Securities shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, (b) not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any Applicable Law, which Applicable Law was not in effect on the date hereof.

3.11. Consummation of the Other Transactions; Transaction Documents in Force and Effect; Information.

(a) The Company shall have received proceeds from the Additional Equity Contributions of not less than $5 million.

(b) Each Certificate of Merger with respect to the Railcar Subsidiary Mergers shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

(c) The Purchasers shall have received true and correct copies of all Transaction Documents and (i) such documents (A) shall have been duly executed and delivered by the parties thereto, (B) shall be in form and substance reasonably satisfactory to the Purchasers and (C) shall be valid and legally binding obligations of the parties thereto enforceable against each of them in accordance with its respective terms, subject to the Enforceability Exceptions, (ii) there shall have been no material amendments, alterations, modifications or waivers of any provision thereof since the date of this Agreement.

(d) All information furnished by the Company and its representatives to the Purchasers on or prior to the Closing Time with respect to the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries shall be accurate and complete in all material respects.

(e) The Company shall have filed with the Secretary of State of the State of Delaware, the certificate of designation relating to the Preferred Shares, and such certificate of designation shall be valid and in full force and effect.

3.12. No Violation; No Legal Constraints; Consents, Authorizations and Filings, etc.

(a) The consummation by the Company and its Subsidiaries of the Transactions shall not contravene, violate or conflict with any Applicable Law, except for violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect.

(b) All consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by each of the Company and its Subsidiaries of the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect, except for such consents, authorizations and filings the failure of which to obtain or make, individually or in the aggregate, do not and would not have a Material Adverse Effect.

(c) There shall be no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person which, in the opinion of the Purchasers, (i) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or which seeks to enjoin or seek damages against the Company or any of its Subsidiaries or any of the Purchasers as a result of the Transactions, including the issuance of the Securities, or (ii) relates to any of the Transactions and has or will have a material adverse effect on any Purchaser or (iii) alleges liability on the part of any Purchaser in connection with this Agreement, any other Transaction Documents or the Trans actions or any of the other transactions contemplated hereby or thereby or (iv) would bar the issuance of the Securities or the use of the proceeds thereof in accordance with the terms of this Agreement and the other Transaction Documents.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers as of the date hereof and as of the Closing Time that:

4.01. Due Incorporation; Power and Authority. The Company and each of its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which, individually or in the aggregate, have not had and would not have a Material Adverse Effect, (c) has all requisite corporate power and authority to own, lease and operate its properties and to conduct its businesses as they are currently conducted, and (d) has all requisite corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.

4.02. Capitalization. As of the date of this Agreement the authorized Capital Stock of the Company consists of 100,000 shares of Series A Preferred Stock, 100,000 shares of Series B Preferred Stock, 100,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock, of which shares were issued and outstanding as follows:

Name of Shareholder	No. of Common Shares	No. of Preferred Shares
Johnstown America Industries, Inc.	2,500 (Class A)	2,500

Hancock Mezzanine Investments LLC	1,250 (Class A)	1,250 (Series A)

John Hancock Mutual Life Insurance Co.	1,250 (Class A)	1,250 (Series A)

Caravelle Investment Fund, L.L.C.	2,500 (Class A)	2,500 (Series A)

Camillo M. Santomero, III	2,125 (Class A)	2,125 (Series A)

John E. Carroll, Jr.	1,000 (Class A)	1,000 (Series A)

James D. Cirar	600 (Class A)	600 (Series A)

Denise Santomero*	200 (Class B)	200 (Series B)

Robert P. Frisch*	250 (Class B)	250 (Series B)

Edward L. Thomas*	250 (Class B)	250 (Series B)

Edward Whelan*	250 (Class B)	250 (Series B)

Arnold S. Hoffman	100 (Class A)	100 (Series A)

Gregory S. Young	100 (Class A)	100 (Series A)

John W. Plunkard*	50 (Non-Voting)	50 (Non-Voting)

Bruce E. Rueppel, Jr.	50 (Class A)	50 (Series A)

Jon Schneider	25 (Class A)	25 (Series A)

*	To be acquired through Johnstown

No shares of any class of the Capital Stock of the Company were held by the Company in its treasury or by the Company’s Subsidiaries. Since the date of this Agreement, the Company (i) has not issued any shares of any class of its Capital Stock and (ii) has not split, combined or reclassified any of its shares of any class of its Capital Stock. All the issued and outstanding shares of Capital Stock (including the Shares) have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights. There are no securities of the Company or any of its Subsidiaries that are convertible into or exchangeable for shares of any Capital Stock of the Company or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. After the Closing Time, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of Capital Stock of the Company or its Subsidiaries. Except as set forth in the Shareholders’ Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Series A Preferred Stock and the Class A Common Stock) that entitle the holders thereof to vote with the stockholders of the Company or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

4.03. Subsidiaries. Schedule 4.03 correctly states as of the Closing Time (a) the name of each of the Company’s Subsidiaries and any other Person whose Capital Stock are owned, directly or indirectly, by the Company (each, an “Equity Investee”). (b) the name of each holder of each class of outstanding Capital Stock or other securities of the Company or any of its Subsidiaries or any Equity Investee and the nature and number of such securities held by such holder, and (c) the number of authorized, issued and treasury shares of each Subsidiary of the Company and each Equity Investee. The Company does not own or control, directly or indirectly, any Capital Stock or other interest or investment (whether equity or debt) in any Person other than the Capital Stock of its Subsidiaries and Equity Investees listed on Schedule 4.03. Each issued and outstanding share of Capital Stock of each Subsidiary and Equity Investee of the Company (a) has been duly authorized and validly issued and is fully paid and nonassessable and free of preemptive rights and (b) except for any Capital Stock of any Equity Investee not owned directly of indirectly by the Company as shown on Schedule 4.03, is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than the liens established under the Credit Agreement.

4.04. Due Authorization, Execution and Delivery.

(a) Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) Notes. The Notes to be purchased by the Purchasers from the Company are in the form contemplated by this Agreement, have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company at the Closing Time as provided herein, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions.

(c) Shareholders’ Agreement. The Shareholders’ Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(d) Subordination Agreements. The Subordination Agreements have each been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

(e) Other Transaction Documents. Each Transaction Document (other than those referred to in paragraphs (a) through (d) of this Section 4.04) to which the Company or any of its Subsidiaries is a party (each such party, a “Company Party”) (i) has been duly authorized, executed and delivered by each Company Party and (ii) constitutes a valid and legally binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, subject to the Enforceability Exceptions.

4.05. Non-Contravention; Authorizations and Approvals. Except as set forth in Schedule 4.05, neither the Company nor any of its Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or comparable constituent or governing documents) or (ii) in default (or, with the giving of notice, lapse of time or both, would be in default) under any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, license, franchise, Permit, lease, contract or other agreement, instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its properties or assets is bound (including, without limitation, the Credit Agreement), or under which the Company or any of its Subsidiaries or any of its properties or assets is entitled to a benefit (each, a “Contract”), except for any such defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.05, none of (a) the execution and delivery by the Company or any of its Subsidiaries of any of the Transaction Documents to which it is a party, (b) the performance by any of them of their respective obligations thereunder, (c) the consummation of the transactions contemplated thereby or (d) the issuance and delivery of the Securities hereunder will: (i) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or comparable constituent or governing documents) of the Company or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien upon any of the properties of the Company or any of its Subsidiaries under, or result in their being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any Contract, except for any such violations, conflicts, breaches, defaults, accelerations, terminations or other matters which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; (iii) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made or the failure of which to obtain or make, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; or (iv) violate any Applicable Laws applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

4.06. Financial Statements. The Company has delivered to the Purchasers (collectively, the “Company Financial Statements”) (i) complete and correct copies of the audited combined balance sheet of the Railcar Subsidiaries as of December 31. 1998 and 1997 and the related audited combined statements of operations, stockholders’ equity and cash flows for each year in the three year period ending December 31, 1998, including the footnotes thereto, certified by the Company’s independent certified public accountants, (ii) complete and correct copies of the unaudited combined pro forma balance sheet of the Company and its Subsidiaries as of March 31, 1999, and the unaudited pro forma combined statements of operations for the year ended December 31, 1998. Each of the Company Financial Statements is attached hereto as Exhibit 4.06. Each of the combined balance sheets contained in the Company Financial Statements fairly presents the combined financial position of the Railcar Subsidiaries as of its date and each of the combined statements of operations, stockholders’ equity and cash flows included in the Company Financial Statements fairly presents the combined results of operations and income, retained earnings and stockholders’ equity or cash flows, as the case may be, of the Railcar Subsidiaries for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that will not be material in amount or effect), in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein. The pro forma financial statements of the Company and its Subsidiaries contained in the Company Financial Statements fairly present the combined financial position of the Company and its Subsidiaries as of the date and for the periods to which they relate, in each case after giving effect to the Transactions, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the Transactions. All projections provided by the Company to the Purchasers in connection with the Transactions have been prepared in good faith based on assumptions believed by management of the Company to be reasonable.

4.07. Absence of Undisclosed Liabilities or Events.

(a) Except as set forth in Schedule 4.07(a), neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, that are required to be reflected or reserved against in the consolidated balance sheet included in the Company Financial Statements that are not so reflected or reserved.

(b) Except as set forth in Schedule 4.07(b), (i) there has been no change in the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company or its Subsidiaries except for changes that, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect and (ii) there are no facts known to the Company that have had or could reasonably be expected to have a Material Adverse Effect that have not been set forth herein or in the Disclosure Schedule.

4.08. No Actions or Proceedings. Except as set forth in Schedule 4.08, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company, any of its Subsidiaries, any of their respective directors or officers (in their capacities as such) or any of their respective properties or assets which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or to prohibit, delay or materially restrict the consummation of any of the Transactions or the other transactions contemplated by this Agreement and the other Transaction Documents. To the knowledge of the Company, no Governmental Authority has notified the Company or any of its Subsidiaries of an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for those investigations or reviews which, individually or in the aggregate, have not had or would not have a Material Adverse Effect.

4.09. Title to Properties. Except as set forth in Schedule 4.09, each of the Company and its Subsidiaries has (a) good and marketable title to and fee simple ownership of, or a valid and subsisting leasehold interest in, all of its real property, and (b) good title to, or a valid and subsisting leasehold interest in, all of its equipment and other personal property, in each case free and clear of all Liens, except Liens permitted by Section 8.07. Each of the Company and its Subsidiaries have paid or discharged, or reserved for, all lawful claims which, if unpaid, might become a Lien (other than a Lien permitted by Section 8.07) against any property or assets of the Company or any of its Subsidiaries.

4.10. Intellectual Property Rights. Except as set forth in Schedule 4.10, each of the Company and its Subsidiaries owns or possesses all Intellectual Property reasonably necessary to conduct its businesses as now conducted, except where the expiration or loss of any of such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, (a) there is no infringement of, or conflict with, such Intellectual Property by any third party and (b) the conduct of their businesses as currently conducted do not infringe or conflict with any Intellectual Property of any third party, in each case other than any such infringements or conflicts which, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect.

4.11. Taxes. Except as set forth in Schedule 4.11:

(a) all Tax Returns that are required to be filed at or before the Closing Time by or with respect to the Company or any of its Subsidiaries, have been or will be timely filed at or before the Closing Time, and all such Tax Returns are or will be true and complete in all material respects;

(b) all Taxes of the Company and each Subsidiary have been or will be timely paid in full;

(c) adequate provision has been made for the payment of Taxes for which the Company or any of its Subsidiaries may be liable for the periods ending after the Closing Time that are not yet due and payable;

(d) there have been no deficiencies asserted or assessments made against the Company or any Subsidiary in respect of Taxes;

(e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending;

(f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any of its Subsidiaries;

(g) none of the Company or any of its Subsidiaries will be required, as a result of (i) a change in accounting method to include any adjustment under Section 481 (c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period ending at or after the Closing Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period ending at or after the Closing Time;

(h) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(i) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return;

(j) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries;

(k) neither the Company nor any of its Subsidiaries has made any consent under Section 341 of the Code with respect to the Company or any such Subsidiary; and

(1) all interest on debt issued by the Company pursuant to this Agreement (including original issue discount if any) will be deductible in full, as such interest accrues, by the Company for federal income tax purposes.

4.12. Employee Benefit Plans.

(a) There has been no failure by any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes (each a “Plan”) to comply with the applicable requirements of ERISA and the Code other than any such failures that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Plans.

(b) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has contributed to a “multiemployer pension plan,” within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(c) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 400l(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(e) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as required by applicable law or as set forth on Schedule 4.12(e). The Company or the Subsidiaries, as applicable, may amend or terminate any such Plan at any time without incurring any liability thereunder.

4.13. Private Offering; No Integration or General Solicitation.

(a) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 hereof and with the procedures set forth in Section 9 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers and to any Person to whom any Purchaser sells any of such Securities (each, a “Subsequent Purchaser”) in the manner contemplated by this Agreement to register the Securities under the Securities Act, or, to qualify an indenture relating to the Notes under the TIA.

(b) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Securities and require the Securities to be registered under the Securities Act. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Securities.

4.14. Eligibility for Resale Under Rule 144A. The Securities are eligible for resale pursuant to Rule 144A and will not, at the Closing Time, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

4.15. Status Under Certain Statutes. Neither the Company nor any of its Subsidiaries is or, after receipt of payment for the Securities and the consummation of the other transactions contemplated by the Transaction Documents, will be (a) subject to regulation under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), the Federal Power Act or the Interstate Commerce Act, each as amended, (b) an “investment company” registered or required to be registered under the Investment

Company Act of 1940, as amended, or controlled by such a company, or (c) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary” or a “holding company,” within the meaning of PUHCA.

4.16. Insurance. Each of the Company and its Subsidiaries are insured by financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction and acts of vandalism.

4.17. Use of Proceeds; Margin Regulations. The Company will apply the proceeds from the sale of the Securities together with the proceeds from the Additional Equity Contribution and initial borrowings under the Credit Agreement solely to acquire the Railcar Subsidiaries as provided for in the Share Purchase Agreement and to pay related fees and expenses. No part of the proceeds from the sale of the Securities hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U, or for the purpose of buying or carrying or trading in any securities. Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company has no present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.

4.18. Existing Indebtedness; Future Liens. Schedule 4.18 sets forth a complete and correct list of all Indebtedness of the Company and its Subsidiaries that will be outstanding immediately prior to and immediately after the consummation of the Transactions. Neither the Company nor any Subsidiary of the Company is in default, and no waiver of default is currently in effect, in the payment of the principal of or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary of the Company that would permit (or that with notice, lapse of time or both, would permit) any Person to cause such Indebtedness to become due and payable before its Stated Maturity or before its regularly scheduled dates of payment. Neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien that would be prohibited by this Agreement if incurred after the first issuance of Notes.

4.19. Compliance with Laws; Permits; Environmental Matters. Except as provided in Schedule 4.19, (a) each of the Company and each of its Subsidiaries has complied, and is in compliance, in all material respects with all Applicable Laws and has all Permits material to, and necessary in, the conduct of its business as currently conducted and all such Permits are in full force and effect, (b) no violations have been recorded in respect of any such Permits, and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any Permit, except for violations and proceedings which, individually or in the aggregate, have not and could not reasonably be expected to have a Material Adverse Effect, (c) all past Environmental Actions have been resolved without ongoing obligations or costs, and no circumstances exist that could (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties or (ii) cause any such properties to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, (d) (i) none of the properties currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property, (ii) there are no and, to the knowledge of the Company, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Company or any of its Subsidiaries or, to the best knowledge of the Company, on any property formerly owned or operated by the Company or any of its Subsidiaries, (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Company or any of its Subsidiaries, and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the best knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, and (e) all Hazardous Materials transported to or from any property currently or, to the best knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries have been disposed of in a manner not expected to result in any liability to the Company or any of its Subsidiaries. Schedule 4.19 sets forth a list of all such Permits and the expiration dates thereof.

4.20. Solvency. The Company and its Subsidiaries are, and after giving effect to the Transactions will be, Solvent.

4.21. Affiliate Transactions. Except as disclosed in Schedule 4.21 or, with respect to transactions occurring at or after the Closing Time, as permitted by Section 8.06 hereof: (a) there is no Indebtedness between the Company or any of its Subsidiaries, on the one hand, and any officer, stockholder, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other, (b) no such officer, stockholder, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries which, individually or in the aggregate, are material to the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries, (c) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services, or facilities to any such officer, stockholder, director or Affiliate which, individually or in the aggregate, are material to the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries, (d) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate, and (e) no such officer, stockholder, director or Affiliate has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship.

4.22. Material Contracts. To the best of our knowledge, after due inquiry, Schedule 4.22 contains a true, correct and complete list of all material contracts in effect at the Closing Time. Except as described on Schedule 4.22, as of the Closing Time each such contract is in full force and effect and no material defaults enforceable against the Company or any of its Subsidiaries currently exist thereunder. The Company and its Subsidiaries have not received notice from any party to any such contract stating that it intends to terminate or amend such contract.

4.23. No Changes to Applicable Law. To the best knowledge of the Company, no changes to Applicable Law affecting the Company or any of its Subsidiaries have occurred or are currently pending or threatened, in each case other than those which have not had and would not reasonably be expected to have a Material Adverse Effect.

4.24. Indebtedness. At the Closing Time, after consummation of the Transactions, the consolidated Indebtedness of the Company and its Subsidiaries will not exceed $145.0 million.

4.25. Fees. All fees and other expenses directly or indirectly payable to Camillo M. Santomero, III or any of his Affiliates in connection with the consummation of the Transactions by the Company, Johnstown or any of its Subsidiaries are disclosed in Schedule 4.25.

4.26. Brokerage Fees. Except as disclosed in Schedule 4.26, neither the Company nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the transactions contemplated hereby or by any other Transaction Documents.

4.27. Documents and Procedures. Except as disclosed on Schedule 4.27, the agreements, instruments and documents used and the procedures followed by the

Company and its Subsidiaries in the conduct of their business are sufficient to effect the transactions purported to be effected by such agreements, instruments and documents and to perfect the Liens or security interests purported to be created by such agreements, instruments and documents, except for failures to effect such transactions or perfect such security interests which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.28. Absence of Labor Dispute. Except as disclosed on Schedule 4.28, no labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the best knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees, principal suppliers, manufacturers, customers or contractors of the Company or any of its Subsidiaries, which, in any case, would have a Material Adverse Effect.

4.29. No Unrelated Liabilities. As of the Closing Time, neither the Company nor any of its Subsidiaries will have any liability unrelated to the business or operations conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has made, and will not prior to the Closing Time make, any payment with respect to any such liability.

4.30. Incorporation of Share Purchase Agreement Representations and Warranties. Each of the representations and warranties of Johnstown made in the Share Purchase Agreement is hereby incorporated by reference into this Agreement with the same force and effect as though included in this Agreement and, except as disclosed in Schedule 4.30, to the best knowledge of the Company, each of such representations and warranties is true and correct as of the date or dates on which it is given pursuant to the Share Purchase Agreement and is true and correct as of the date of this Agreement and as of the Closing Time.

SECTION 5

REPRESENTATIONS OF THE PURCHASERS

Each Purchaser severally and not jointly represents and warrants to the Company as of the date hereof and as of the Closing Time as follows:

5.01. Purchase for Investment.

(a) Such Purchaser is acquiring the Securities for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act.

(b) Such Purchaser understands that (i) the Securities have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) the Securities may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.

(c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

(e) Such Purchaser is an Accredited Investor.

SECTION 6

COVENANTS TO PROVIDE INFORMATION

The Company covenants and agrees with each Purchaser that until the principal amount of (and premium, if any, on) all the Notes, and all interest and other obligations hereunder in respect thereof, shall have been paid in full, and while any Shares shall remain outstanding:

6.01. Future Reports to Holders. The Company shall deliver to each Purchaser (for so long as such Purchaser holds any Securities) and each Holder:

(a) Monthly Statements. As soon as available but in any event within thirty (30) days after the end of each month, duplicate copies of:

(i) consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such month, and

(ii) consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such month and for the portion of the fiscal year ending with such month, in each case setting forth in comparative form the figures for the corresponding periods in the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments that will not be material in amount or effect, and accompanied by a certificate of the chief financial officer of the Company to the foregoing effect.

(b) Quarterly Statements. As soon as available, but in any event within forty-five (45) days after the end of each quarter, duplicate copies of:

(i) consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and for the portion of the fiscal year ending with such quarter, in each case setting forth in comparative form the figures for the corresponding periods in the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments that will not be material in amount or effect, and accompanied by a certificate of the chief financial officer of the Company to the foregoing effect; provided, however, with respect to holders of Shares only, if the Company is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by the Company to each holder of Shares of a Quarterly Report on Form 10-Q or any successor form within the time periods above described shall satisfy the requirements of this Section 6.01(b).

(c) Annual Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, duplicate copies of:

(i) consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

in each case setting forth in comparative form the figures for the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP, fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, and accompanied by:

(A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion (i) shall state that such financial statements (other than consolidating statements) present fairly, in all material respects, the financial position of the Persons being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements (other than consolidating statements) has been made in accordance with generally accepted auditing standards in the United States, and that such audit provides a reasonable basis for such opinion in the circumstances, and (ii) shall not contain a “going concern” or like qualification, or any exception or other qualification arising out of the scope of the audit, and

(B) a certificate of the chief financial officer of the Company stating that such financial statements have been prepared in accordance with GAAP applicable to periodic financial statements generally and fairly present, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, provided, however, with respect to holders of Shares only, if the Company is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by the Company to such holder of Shares of an Annual Report on Form 10-K or any successor form within the time periods above described shall satisfy the requirements of this Section 6.01(c).

(d) Officers’ Certificates. Concurrently with the delivery of the financial statements referred to in subsections (a) through (c) of this Section 6.01, an Officers’ Certificate (of which one of the signatories shall be the chief financial officer of the Company) (i) stating that, to the best of such Officers’ knowledge after due inquiry, each of the Company and its respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and in the case of the certificate delivered to the Purchasers and the Noteholders, that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such Officers’ Certificate, and (ii) in the case of the certificate delivered to the Purchasers and the Noteholders, showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of Sections 7.14, 7.15, 8.02, 8.04, 8.05, 8.06 and 8.12 of this Agreement.

(e) Auditors’ Reports. Promptly upon receipt thereof, copies of all final reports submitted to the Company or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit.

(f) Other Information; Projections.

(i) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent to its securityholders or made available generally by the Company or any of its Subsidiaries and all regular and periodic reports and all registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission or any Governmental Authority succeeding to any of its functions and, promptly upon request, such additional financial and other information as any Purchaser and any other Holder may from time to time reasonably request.

(ii) Except in the case of holders of Shares at such time when the Company is subject to the majority requirements of Section 13 or Section 15(d) of the Exchange Act, prior to the end of each fiscal year, consolidated and consolidating balance sheets, statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for the upcoming fiscal year and each month therein.

(g) Notice of Default or Event of Default. Promptly, but in any event within three (3) Business Days, after any officer of the Company becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any other action with respect to a claimed Default or Event of Default, a written notice thereof to the Purchasers and the Noteholders specifying the nature and existence thereof and what action the Company is taking or proposes to take with respect thereto.

(h) Additional Information to Holders of Other Indebtedness. Simultaneously with the furnishing of such information to any other holder of Indebtedness of the Company or any of its Subsidiaries, (i) copies of all other financial statements, reports or projections with respect to the Company or its Subsidiaries which are broader in scope or on a more frequent basis than the Company is required to provide under this Agreement and (ii) copies of all studies, reviews, reports or assessments relating to environmental matters that reveal circumstances, events or other matters that would reasonably be expected to have a Material Adverse Effect.

(i) Changes to Indebtedness. At least 10 days prior thereto, written notice to the Purchasers and the Noteholders of any proposed extension, renewal, refinancing or modification of any indebtedness exceeding $250,000 of the Company or any of its Subsidiaries.

(j) Original Issue Discount Information. All original issue discount information relating to the Notes as may be required by applicable law.

(k) No later than each Interest Payment Date on which interest is to be paid in cash in accordance with the terms of the Notes, an Officers’ Certificate stating the source or sources of funds to be used to make such cash interest payment and that such payment is then permitted to be made in accordance with the terms of the Credit Agreement.

SECTION 7

OTHER AFFIRMATIVE COVENANTS

The Company further covenants and agrees with each Purchaser that until the principal amount of (and premium, if any, on) all the Notes, and all interest and other obligations hereunder in respect thereof, shall have been paid in full:

7.01. Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any, on) and all interest on the Notes in accordance with the terms of the Notes and this Agreement.

The Company shall pay interest on overdue principal (including post-petition interest on a proceeding under any Bankruptcy Law), and interest on overdue interest, to the extent lawful, at the rate specified in the Notes.

7.02. Preservation of Corporate Existence and Franchises. Subject to Section 8 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries if (i) the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and (ii) the loss thereof would not result in a Material Adverse Effect.

7.03. Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order in accordance with industry standards and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent the Company from discontinuing the operation or maintenance of any of such properties if (i) the Board of Directors determines that such discontinuance is desirable in the conduct of its business or the business of any Subsidiary and (ii) such discontinuance could not reasonably be expected to result in a Material Adverse Effect and would not be adverse in any material respect to any Noteholder.

7.04. Taxes.

(a) Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or any of its Subsidiaries, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings provided that appropriate reserves therefor are established in the Company’s consolidated financial statements in accordance with GAAP.

(b) Tax Returns. The Company and its Subsidiaries shall timely file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years ending after the Closing Time and shall timely pay any Taxes due in respect of such Tax Returns.

(c) Contest Provisions. The Company shall promptly notify the Holders in writing upon receipt by the Company or any of its Subsidiaries or any of their Affiliates of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which may materially affect the Tax liabilities of the Company.

7.05. Books, Records and Access. The Company and its Subsidiaries shall keep complete and accurate books and records of their transactions in accordance with good accounting practices on the basis of GAAP applied on a consistent basis (including the establishment and maintenance of appropriate reserves). To the extent reasonably required in connection with any resale of the Notes, and upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, subject to compliance with Applicable Laws and confidentiality obligations to third parties, give each Purchaser and any Holder that (i) holds not less than 10% in aggregate principal amount of the then outstanding Notes and (ii) is not a Competitor of the Company or any of its Subsidiaries in any material respect, (and, in each case, any sales or placement agent or underwriter participating in such resale) and their authorized representatives reasonable access during normal business hours to all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their legal advisors, accountants and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the accountants’ work papers, permit each Purchaser and such Holder (and any such sales or placement agent or underwriter) to make such copies and inspections thereof as such Purchaser or such Holder may reasonably request and furnish each Purchaser and such Holder (and any such sales or placement agent or underwriter) with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as such Purchaser or such Holder (and any such sales or placement agent or underwriter) may from time to time reasonably request. Any such visits will be at the expense of such Purchaser or such Holder. Each Purchaser and Holder agrees to enter into a confidentiality agreement concerning the subject matter described in this Section 7.05 with the Company in form and substance reasonably acceptable to each party thereto.

7.06. Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws and shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that any such non-compliance with Applicable Law or any failure to obtain or maintain such Permits, individually or in the aggregate, would not have a Material Adverse Effect.

7.07. Insurance. The Company shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

7.08. Offer to Repurchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Noteholder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Noteholder’s Notes at an offer price in cash equal to 100% of the principal amount thereof as of the Change of Control Payment Date, plus accrued and unpaid interest thereon to the Change of Control Payment Date (the “Change of Control Payment”). The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control, and the Company shall not be in violation of this Agreement by reason of any act required by such rule or other applicable law.

(b) On the date of the occurrence of any Change of Control, the Company shall send, by overnight courier, a notice to each Noteholder stating:

(i) that the Change of Control Offer is being made pursuant to this Section 7.08 and that all Notes tendered will be accepted for payment;

(ii) the purchase price and the purchase date, which shall be at least seven but no more than 10 days from the date on which the Company mails notice of the Change of Control (the “Change of Control Payment Date”);

(iii) that any Notes not tendered will continue to accrue interest;

(iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v) that Noteholders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Company or its designated agent for such purpose at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Noteholders will be entitled to withdraw their election if the Company or its designated agent for such purpose receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of Notes delivered for purchase, and a statement that such Noteholder is withdrawing his election to have the Notes purchased; and

(vii) that Noteholders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) mail to each Noteholder so tendered the Change of Control Payment for such Notes plus all accrued and unpaid interest to the Change of Control Payment Date, and (iii) execute and mail (or cause to be transferred by book-entry) to each Noteholder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

7.09. Offer to Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 8.05 hereof, the Company shall be required to commence an offer to all Noteholders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 7.09.

(b) Within five days following each date on which the Company’s obligation to make an Asset Sale Offer is triggered, the Company shall send, by overnight courier, a notice to each Noteholder stating:

(i) that the Asset Sale Offer is being made pursuant to this Section 7.09 and Section 8.05;

(ii) that the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 8.05 (the “Offer Amount”), the purchase price per Note and the purchase date, which shall be at least seven but no more than 30 days from the date on which the Company mails notice of the Asset Sale Offer (the “Asset Sale Offer Payment Date”);

(iii) that any Notes not tendered will continue to accrue interest;

(iv) that, unless the Company defaults in payment of the Offer Amount on the Asset Sale Offer Payment Date, all Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Payment Date;

(v) that Noteholders electing to have any Notes purchased pursuant to an Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Company or its designated agent for such purpose at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(vi) that Noteholders will be entitled to withdraw their election if the Company or its designated agent for such purpose receives, not later than the close of business on the second Business Day preceding the Asset Sale Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of Notes delivered for purchase, and a statement that such Noteholder is withdrawing his election to have the Notes purchased;

(vii) that, if the aggregate principal amount of Notes surrendered by Noteholders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(viii) that Noteholders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

On the Asset Sale Offer Payment Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer up to the principal amount of Notes equal to the Offer Amount, or, if less than the Offer Amount has been tendered, all Notes tendered, (ii) mail to each Noteholder so tendered the purchase price for such Notes, plus all accrued and unpaid interest to the Asset Sale Offer Payment Date, (iii) execute and mail (or cause to be transferred by book-entry) to each Noteholder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, and (iv) deliver to the Noteholders an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 7.09.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer, and the Company shall not be in violation of this Agreement by reason of any act required by such rule or other applicable law.

7.10. Further Assurances. The Company shall, upon the request of the Noteholders, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Agreement.

7.11. Additional Company Information. For the benefit of holders and beneficial owners from time to time of Notes, the Company shall, upon the request of any such Holder, furnish, at its expense, to Holders and beneficial owners of Notes and prospective purchasers of such securities information (“Additional Company Information”) satisfying the requirements of subsection (d)(4) of Rule 144A.

7.12. No Integration. The Company agrees that it shall not and (to the extent within its control) it shall cause its Affiliates not to make any offer or sale of securities of any class of the Company if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of the sale of the Securities by the Company to the Purchasers) any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

7.13. Restriction on Repurchases. Until the expiration of two years after the original issuance of the Notes, the Company shall not, and shall cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any Notes which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise unless, immediately upon any such purchase, the Company or any Affiliate shall cause such Notes to be canceled or shall not resell such Notes until the expiration of such period.

7.14. Financial Covenants.

(a) Money Borrowed to EBITDA. The Company’s Subsidiaries shall maintain a ratio of (i) outstanding Money Borrowed to (ii) EBITDA with respect to the four (4) Fiscal Quarters then ended on such date of not more than the ratio shown below opposite the period corresponding thereto:

Period	Ratio
Closing Time through and including September 30, 1999	3.25:1.0
October 1, 1999 through and including December 31, 1999	3.10:1.0
January 1, 2000 through and including March 31, 2000	3.00:1.0
April 1, 2000 through and including December 31, 2000	2.75:1.0
January 1, 2001 through and including December 31, 2001	2.10:1.0
January 1, 2002 and thereafter	1.60:1.0

Notwithstanding the foregoing, EBITDA under clause (ii) above (a) for the period commencing on the Closing Time through and including September 30, 1999 shall be calculated using EBITDA of the Company’s Subsidiaries for the four Fiscal Quarters ended March 31, 1999; (b) for the period commencing on October 1, 1999 through and including December 31, 1999 shall be calculated using EBITDA of the Company’s Subsidiaries for the period of June 1, 1999 through and including September 30, 1999 times three; (c) for the period commencing on January 1, 2000 through and including March 31, 2000 shall be calculated using EBITDA of the Company’s Subsidiaries for the period of June 1, 1999 through and including December 31, 1999 times 1.714; and (d) for the period commencing on April 1, 2000 through and including June 30, 2000 shall be calculated using EBITDA of the Company’s Subsidiaries for the period of June 1, 1999 through and including March 31, 2000 times 1.2.

(b) Fixed Charge Coverage. The Company’s Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio at the end of each Fiscal Quarter with respect to the four (4) Fiscal Quarters then ended (other than with respect to the Fiscal Quarters ending September 30, 1999 and December 31, 1999, the ratio with respect to which shall be calculated for the period commencing at the Closing Time and ending on the last day of the applicable Fiscal Quarter end) of not less than 1.10:1.0.

(c) Interest Coverage. The Company’s Subsidiaries shall maintain a Consolidated Interest Coverage Ratio at the end of each Fiscal Quarter with respect to the four (4) Fiscal Quarters then ended (other than with respect to the Fiscal Quarters ending September 30, 1999 and December 31, 1999, the Interest Coverage Ratio with respect to which shall be calculated for the period commencing at the Closing Time and ending on the last day of the applicable Fiscal Quarter end) of not less than 3.75:1.0.

(d) Minimum EBITDA. The Company’s Subsidiaries shall maintain a level of EBITDA at the end of each Fiscal Quarter during the periods set forth below with respect to the four (4) Fiscal Quarters then ended (other than with respect to the Fiscal Quarters ending September 30, 1999, March 31, 1999 and December 31, 1999, the level of EBITDA with respect to which shall be calculated for the period commencing at the Closing Time and ending on the last day of the applicable Fiscal Quarter end) of not less than the amount shown below opposite the date corresponding thereto:

Period	Amount
Closing Time through September 30, 1999	$11,250,000
Closing Time through December 31, 1999	$18,000,000
Closing Time through March 31, 2000	$18,000,000
June 30, 2000 and at the end of each Fiscal Quarter thereafter	$18,000,000

7.15. Redemption of Notes from Excess Cash Flow. Commencing with the Fiscal Year ending December 31, 1999, the Company shall use 75% of Excess Cash Flow of the Company and its Subsidiaries as follows: (i) first, to repay Indebtedness under the Credit Agreement, and (ii) second, to redeem the maximum principal amount of Notes that may be redeemed with such Excess Cash Flow at 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date. The repayment date of any Indebtedness under the Credit Agreement and the Redemption Date in respect of the Notes shall be the date upon which the Company delivers to the Noteholders the financial statement required by Section 6.01(c) but in no event shall any such repayment date or Redemption Date be later than 90 days from the last day of the immediately preceding Fiscal Year.

7.16. Mandatory Redemption of Notes. On September 1, 2004, the Company shall redeem the principal amount outstanding of Notes equal to the sum of (i) the aggregate principal amount of PIK Notes issued (including without limitation all PIK Notes issued as interest on PIK Notes) to and including September 1, 2004 in respect of such $1,000 in principal amount of Note and (ii) $80 per $1,000 principal amount of Notes outstanding. Any such redemption shall be made on a pro rata basis at a redemption price of 100% of the principal amount of the Notes so redeemed.

SECTION 8

NEGATIVE COVENANTS

The Company hereby covenants and agrees with each Purchaser that until the principal amount of (and premium, if any, on) all the Notes, and all interest and other obligations hereunder in respect thereof, shall have been paid in full:

8.01. Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Notes or this Agreement, and the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Noteholders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

8.02. Restricted Payments; Investments. The Company shall not and shall not cause or permit any of its Subsidiaries to:

(1) declare or pay any dividend or any other distribution or payment on Capital Stock of the Company or any Subsidiary of the Company or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (a) dividends or distributions payable solely in Capital Stock (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Redeemable Capital Stock), and (b) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly Owned Subsidiary of the Company),

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any of its Subsidiaries (other than Capital Stock owned by the Company or a Wholly Owned Subsidiary of the Company, excluding Redeemable Capital Stock) or any options, warrants or other rights to purchase such Capital Stock,

(3) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity,

scheduled repayment or scheduled sinking fund payment, any Indebtedness which is subordinated in right of payment to the Notes, and

(4) make any Investment other than a Permitted Investment.

8.03. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to:

(1) (a) pay dividends or make any other distributions to the Company or any Subsidiary of the Company;

(i) on its Capital Stock, or

(ii) with respect to any other interest or participation in, or measured by, its profits, or

(b) repay any Indebtedness or any other obligation owed to the Company or any Subsidiary of the Company;

(2) make loans or advances or capital contributions to the Company or any of its Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1) encumbrances or restrictions existing at the Closing Time to the extent and in the manner such encumbrances and restrictions are in effect at the Closing Time,

(2) this Agreement and the Notes,

(3) applicable law,

(4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired,

(5) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices,

(6) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages,

(7) customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, or

(8) the Credit Agreement; provided that such encumbrances and restrictions are no more restrictive than those contained in the terms of the Credit Agreement as in effect at the Closing Time.

8.04. Incurrence of Indebtedness. The Company shall not and shall not permit any of its Subsidiaries to create, incur, assume, or suffer to exist (collectively “incur”) any Indebtedness; provided that the Company’s Subsidiaries (and not the Company, other than in the case of the Notes as provided in clause (2) below) may incur the following Indebtedness:

(1) Indebtedness of any Subsidiary of the Company arising under or in connection with the Credit Agreement in an aggregate principal amount not to exceed $110 million at any time outstanding less any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder;

(2) Indebtedness under the Notes;

(3) Indebtedness of any Subsidiary of the Company not covered by any other clause of this Section 8.04 which is outstanding at the Closing Time after giving effect to the Transactions;

(4) Indebtedness of any Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary;

(5) accounts payable of any Subsidiary of the Company to trade creditors and current operating expenses of any Subsidiary of the Company (other than for Money Borrowed), which are not aged more than 90 days from billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period unless consented to by the applicable creditors or unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and each applicable Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by such Subsidiary and its independent accountants;

(6) obligations of any Subsidiary of the Company to pay Rentals permitted by Section 8.12(b);

(7) Purchase Money Indebtedness of any Subsidiary of the Company to the extent the incurrence thereof does not result in a breach of Section 8.12(a) hereof;

(8) contingent liabilities of any Subsidiary of the Company arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(9) guarantees made in the ordinary course of business by any Subsidiary of the Company of obligations of any other Subsidiary of the Company outstanding at any time not in excess of an aggregate of $250,000;

(10) Indebtedness incurred for Capital Expenditures permitted under Section 8.12(a) hereof;

(11) Indebtedness under the IRB Documentation, not to exceed $5,500,000;

(12) Indebtedness of JAIX under the CIT Facility not to exceed a maximum principal amount of $2,200,000 and the Nationsbanc Facility not to exceed a maxi mum principal amount of $9,000,000 less, in each case, any mandatory prepayments or scheduled payments made thereunder; and

(13) Indebtedness not included in paragraphs (1) through (12) above which does not exceed at any time, in the aggregate, the sum of $250,000 at any one time outstanding.

8.05. Asset Sales. (a) The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, consummate an Asset Sale; unless (i) at least 80% of the consideration from such Asset Sale is received in cash and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale; provided, however, that the amount of (x) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to any arrangement releasing the

Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

(b) Within 270 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company may apply such Net Cash Proceeds (i) to the extent required pursuant to the terms thereof, to reduce Indebtedness under the Credit Agreement or (ii) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long term assets, in each case, to be used or useful in any business of the Company permitted under Section 8.14. Pending the final application of any such Net Cash Proceeds under clause (ii) above, the Company may temporarily reduce revolving credit Indebtedness under the Credit Agreement or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Agreement. Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall make an Asset Sale Offer pursuant to Section 7.09 hereof to purchase the maximum principal amount of Notes, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in Section 7.09 hereof. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Noteholders thereof exceeds the amount of Excess Proceeds, the Company shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

8.06. Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Closing Time unless:

(1) such Affiliate Transaction is between or among the Company and one or more of its Wholly Owned Subsidiaries; or

(2) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the

Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm’s length basis between unaffiliated parties.

In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a Fair Market Value in excess of $5 million which is not permitted under clause (1) above, the Company must obtain a resolution of the Board of Directors of the Company certifying that such Affiliate Transaction complies with clause (2) above and shall deliver promptly to each Noteholder an Officers’ Certificate certifying as to the Company’s compliance with this covenant and attaching thereto a copy of such resolution.

The foregoing provisions will not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management,

(2) any agreement as in effect as of the Closing Time or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Noteholder in any material respect than the original agreement as in effect on the Closing Time,

(3) the payment of the Permitted Fees, or

(4) payments made to Johnstown in respect of amounts due under (other than relating to the Contingent Additional Consideration) the terms of the Share Purchase Agreement as in effect at the Closing Time.

8.07. Limitation on Liens. The Company shall not and shall not permit any of its Subsidiaries to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

(1) Liens securing Indebtedness under the Credit Agreement;

(2) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in good faith through appropriate proceedings diligently conducted;

(3) carriers’, warehousemen’s, mechanics’, repairman’s or other Liens arising in the ordinary course of business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required or if such payment is being contested in good faith by appropriate proceedings diligently conducted, and such Liens do not in the aggregate, materially detract from the value of any material Property or materially impair the use thereof in the operation of the Company’s or such Subsidiary’s business:

(4) Purchase Money Liens securing Purchase Money Indebtedness permitted under Section 8.04 hereof;

(5) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(6) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, insurance contracts, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(7) with respect to real Property, easements, rights-of-way, restrictions, covenants, minor exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; and

(8) such other Liens as appear on Schedule 4.09 hereto.

8.08. Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Subsidiary and (ii) the Net Cash Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of Section 8.05 hereof; provided, however, that this clause shall not apply to any pledge of Capital Stock of any Subsidiary of the Company securing Indebtedness under the Credit Agreement.

8.09. Payments for Consents. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Noteholder in consideration for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this

Agreement or the Notes unless such consideration is concurrently offered to be paid or is concurrently paid to all Noteholders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

8.10. Merger, Consolidation, or Sale of Assets. The Company shall not and shall not permit any of its Subsidiaries to consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person (except for any of Subsidiary to Subsidiary or Subsidiary to Company) unless:

(1) the Company or such Subsidiary, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Subsidiary) formed by such consolidation or into which the Company or such Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Subsidiary, as the case may be, are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental agreement, executed and delivered to the Noteholders, in form satisfactory to the Noteholders, all of the obligations of the Company under this Agreement, the Notes, and the Obligations thereunder shall remain in full force and effect; and

(2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

The foregoing provisions shall not apply to any merger or consolidation or of any Subsidiary of the Company into the Company, or another Subsidiary of the Company.

In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Noteholders, in form and substance reasonably satisfactory to the Noteholders, an Officers’ Certificate stating that such consolidation, merger or transfer and the supplemental agreement in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

8.11. Successor Company Substituted. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any transfer, conveyance, sale, lease or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole in one or more related transactions in accordance with Section 8.10, the successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the Notes with the same effect as if such successor Company had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of all obligations and covenants under this Agreement and the Notes.

8.12. Capital Expenditures; Rentals; Management Services Agreement.

(a) The Company shall not make any Capital Expenditures and shall not permit any of its Subsidiaries to make Capital Expenditures (including, without limitation by way of capitalized leases) which, in the aggregate, exceed (a) $3,000,000 from the Closing Time through and including December 31, 1999 and (b) $5,000,000 during any subsequent Fiscal Year of the Company.

(b) The Company shall not become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which the Company or any of its Subsidiaries is lessor) of Property other than in the case of any Subsidiary of the Company if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which any Subsidiary of the Company is then lessee would exceed $350,000. The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

(c) The Company shall not amend, modify, terminate, suspend or in any manner waive the benefit of or fail to enforce its rights under any provision of the Management Services Agreement affecting the payment obligations of the other parties to the Company in any manner which may be disadvantageous to any Noteholder without prior written consent of the Required Holders.

8.13. Conduct of Business. The Company and its Subsidiaries shall not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which the Company and its Subsidiaries are engaged in at the Closing Time after giving effect to the Transactions.

8.14. Limitation on Tax Consolidation. The Company shall not and shall not permit any of its Subsidiaries to become a party to a consolidated Federal income tax return (or any combined, unitary, or similar state, local or foreign income or franchise tax return) with any Person other than the Company and its Subsidiaries if as a result thereof, as of any date, the aggregate amount of Federal income taxes (or state, local or foreign income or franchise taxes) which the Company and its Subsidiaries have then or theretofore paid or become obligated to pay (determined on a cumulative basis, taking into account net benefits received by the Company and its Subsidiaries and also giving effect to amounts payable under any applicable indemnity agreement from any other party to such consolidated, combined, unitary or similar returns) exceeds the amount which the Company and its Subsidiaries would have been required to pay pursuant to a consolidated, combined, unitary or similar tax return solely of the Company and its Subsidiaries.

8.15. Public Disclosures. The Company shall not, and shall not permit any of its Subsidiaries to, disclose the name or identity of any Holder as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Holder describing in reasonable detail the proposed content of such disclosure and shall permit such Holder to review and comment upon the form and substance of such disclosure.

SECTION 9

THE NOTES

9.01. Form and Execution. The Notes shall be in the form of Exhibit A hereto. The Notes shall be executed on behalf of the Company by its President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

9.02. Terms of the Notes. The terms of the Notes shall be as set forth in Exhibit A. Without limiting the foregoing:

(a) Stated Maturity. The Stated Maturity of the principal of Notes shall be as provided in Exhibit A.

(b) Interest. The Notes will bear interest on their principal amount and overdue interest as provided in Exhibit A.

9.03. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of U.S. $1,000 and any integral multiple thereof.

9.04. Form of Legend for the Notes.

(a) Unless otherwise permitted by Section 9.07, every Note issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF JUNE 3, 1999 (THE “PURCHASE AGREEMENT”), AMONG RABBIT HILL HOLDINGS, INC. (THE “COMPANY”) AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS NOTE, (1) THE ISSUE PRICE IS $780; (2) THE AMOUNT OF THE ORIGINAL ISSUE DISCOUNT IS $1,648.96; (3) THE ISSUE DATE IS JUNE 3, 1999; AND (4) THE YIELD TO MATURITY IS 19.54%, (COMPOUNDED QUARTERLY).

9.05. Payments and Computations. All payments of interest on the Notes shall be paid to the persons in whose names such Notes are registered on the Security Register at the close of business on the date fifteen days prior to the related Interest Payment Date (the “Regular Record Date”) and all payments of principal on the Notes shall be paid to the persons in whose names such Notes are registered on the applicable Redemption Date or at Maturity, as applicable. Principal on any Note shall be payable only against surrender therefor, while payments of interest on Notes shall be made, in accordance with this Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the Security Register or, by wire transfer to such account as any Noteholder shall designate by written instructions received by the Company no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Noteholder otherwise notifies the Company or such Holder no longer is the registered owner of such Note or Notes.

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

9.06. Registration; Registration of Transfer and Exchange.

(a) Security Register. The Company shall maintain a register (the “Security Register”) for the registration or transfer of the Notes. The name and address of the Holder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Noteholder. There shall be no more than one Holder for each Note, including all beneficial interests therein.

(b) Registration of Transfer. Upon surrender for registration of transfer of any Note at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount.

(c) Exchange. At the option of the Noteholder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive.

(d) Effect of Registration of Transfer or Exchange. All Notes issued upon any registration of transfer of exchange of Notes shall be the valid obligations of the Company,

evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(e) Requirements; Charges. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 8.11 not involving any transfer.

(f) Certain Limitations. If the Notes are to be redeemed in part, the Company shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 11.02 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

9.07. Transfer Restrictions.

(a) No Note may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition is herein referred to as a “sale”), except in compliance with this Section 9.07.

(b) A Noteholder may sell Notes to a transferee that is an Accredited Investor or a Qualified Institutional Buyer; provided, however, that each of the following conditions is satisfied:

(i) such Noteholder or transferee represents that it is acquiring the Note or Notes for its own account and that it is not acquiring such Note or Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control; and

(ii) such transferee agrees to be bound by the provisions of this Section 9.07 with respect to any resale of the Notes.

(c) A Noteholder may sell its Notes to a transferee in accordance with Regulation S under the Securities Act; provided, however, that each of the following conditions is satisfied:

(i) the offer of Notes is not made to a person in the United States;

(ii) either:

(A) at the time the buy order is originated, the transferee is outside the United States or the Noteholder and any person acting on its behalf reasonably believes that the transferee is outside the United States, or

(B) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the Noteholder nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(iii) no directed selling efforts are made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, as applicable; and

(iv) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(d) In the event of a proposed exercise or sale that does not qualify under either Section 9.07(b) or 9.07(c) above, a Noteholder may sell its Notes only if:

(i) such Noteholder gives written notice to the Company of its intention to exercise or effect such sale, which notice (A) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (B) shall designate the counsel for such Noteholder, which counsel shall be reasonably satisfactory to the Company;

(ii) counsel for the Noteholder shall render an opinion, to the effect that such proposed sale may be effected without registration under the Securities Act; and

(iii) such Noteholder or transferee complies with Sections 9.07(b)(i) and 9.07(b)(ii).

(e) Notwithstanding the foregoing, each Noteholder may (i) pledge Notes held by such Noteholder, in whole or in part, to its lenders or noteholders, or any trustee or agent therefor and (ii) transfer Notes held by such Noteholder to any entity formed solely for the purpose of holding the Notes and/or other securities held by such Noteholder.

9.08. Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note, provided that in the case of a Purchaser, notice from such Purchaser shall be deemed satisfactory, and (b) such security or indemnity as may be required by the Company to save each of it and any agent harmless, provided that in the case of any Purchaser, such Purchaser’s unsecured agreement of indemnity shall be deemed satisfactory, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or will, within 30 days, become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note pursuant to this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

Every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

9.09. Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

9.10. Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Company, be delivered to the Company and shall be promptly canceled by it. The Company shall cancel any Notes previously issued and delivered hereunder which the Company may have reacquired.

9.11. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by such method and at such address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 9.06. The Company will afford the benefits of this Section 9.11 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 9.11.

SECTION 10

EVENTS OF DEFAULT

10.01. Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 5 days;

(b) the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at its Maturity;

(c) the Company fails to comply with any of the provisions of Section 7.08, 7.09, 7.14, 7.15, 7.16 or 8.02 through 8.15, inclusive, hereof;

(d) the Company or any Subsidiary fails to observe or perform any other covenant, or other agreement in this Agreement or the Notes and such failure continues for a period of 30 days after written notice has been given to the Company or any Subsidiary by any Noteholder;

(e) any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Company or by any officer of the Company in respect of any Transaction Document or in any statement or certificate at any time given by or on behalf of the Company or by any officer of the Company in writing pursuant hereto or in connection herewith or therewith shall be false in any material respect on the date as of which made;

(f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, which default (i) constitutes a failure to pay any portion of the principal of or premium, if any, or interest on such Indebtedness when due and payable after the expiration of any applicable grace period provided in such Indebtedness on the date of such default and which default shall not have been cured or waived within 60 days of the expiration of such grace period (a “Payment Default”) or (ii) shall have resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more;

(g) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain unpaid and undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $2.0 million; or

(h) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case or proceeding,

(ii) consents to the entry of a decree or order for relief against it in an involuntary case or proceeding or to the commencement of any case or proceeding against it,

(iii) consents to the filing of a petition or to the appointment of or taking possession by a Custodian of it or for all or any substantial parts of its property,

(iv) makes or consents to the making of a general assignment for the benefit of its creditors,

(v) generally is not paying, or admits in writing that it is not able to pay, its debts as they become due, or

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: () is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case or proceeding; () appoints a Custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or for all or any substantial part of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any of the foregoing; or () orders the winding up or liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or adjudges any of them a bankrupt or insolvent; and, in each case, any such order or decree remains unstayed and in effect for 45 consecutive days.

The term “Custodian” means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

10.02. Remedies. If an Event of Default pursuant to Section 10.01(c) through 10.01(g) occurs and is continuing, then and in every such case the Noteholders of more than 50% in principal amount of the Notes at the time outstanding may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal amount and any accrued interest shall become immediately due and payable. If an Event of Default pursuant to Sections 10.01(a) or 10.01(b) occurs and is continuing, then in every such case any Noteholder may declare the principal amount of its Notes to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal amount and any accrued interest shall become immediately due and payable. For the avoidance of doubt, if any Payment Default or acceleration that constitutes an Event of Default under Section 10.01(f) shall have occurred and prior to any acceleration under this Section 10.02 such Payment Default shall have been cured or waived or such acceleration shall have been rescinded, then from and after such cure, waiver or rescission, such Event of Default shall no longer be deemed to be continuing. If an Event of Default specified in Section 10.01(h) or Section 10.01(i) occurs and is continuing, the principal amount of and any accrued interest on the outstanding Notes shall automatically, and without any declaration or other action on the part of any Noteholder, become immediately due and payable.

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Noteholders of a majority in principal amount of the outstanding Notes, by written notice to the Company, may rescind and annual such declaration and its consequences if:

(a) the Company has paid a sum sufficient to pay:

(i) all overdue interest on all Notes;

(ii) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder) and any interest thereon at the rate borne by the Notes; and

(iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in the Notes; and

(b) all Events of Default, other than the nonpayment of the principal amount of Notes and interest thereon which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 10.03.

10.03. Waiver of Past Defaults. The Required Holders may on behalf of the Noteholders of all the Notes waive any past default hereunder and its consequences, except a default:

(a) in the payment of the principal (or premium, if any) or interest on any Note (including any Note which is required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder), or

(b) in respect of a covenant or provision hereof which under Section 14.04 cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; provided, however, no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 11

REDEMPTION

11.01. Right of Redemption. The Notes may be redeemed at the election, of the Company at such times, in such amounts and at the Redemption Prices (together with any applicable accrued interest to the Redemption Date) specified in the form of Note attached as Exhibit A hereto.

11.02. Partial Redemptions. In case the Company elects to redeem less than all of the Notes, the Company shall redeem the Notes pro rata from each Noteholder. For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

11.03. Notice of Redemption. Notice of redemption shall be given by overnight courier, sent not less than 15 nor more than 30 days prior to the Redemption Date, to each Noteholder to be redeemed, at his address appearing in the Security Register.

All notices of redemption shall state:

(a) the Redemption Date,

(b) the Redemption Price,

(c) if less than all the outstanding Notes are to be redeemed, the portion of each Note to be redeemed,

(d) that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest thereon will cease to accrue on and after said date, and

(e) the place or places where such Notes are to be surrendered for payment of the Redemption Price.

Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company and at the expense of the Company.

11.04. Deposit of Redemption Price. Prior to any Redemption Date, the Company shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any applicable accrued interest on, all the Notes which are to be redeemed on that date.

11.05. Notes Payable on Redemption Date. If notice of redemption shall have been given as provided above, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest) such Notes shall not bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with any applicable accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Noteholders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of this Agreement.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

11.06. Notes Redeemed in Part. Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Noteholder thereof or his attorney duly authorized in writing), and the Company shall execute and deliver to the Noteholder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Noteholder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

SECTION 12

[INTENTIONALLY OMITTED]

SECTION 13

EXPENSES, INDEMNIFICATION, AND TERMINATION

13.01. Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable and documented attorneys’ and accountants’ fees and disbursements) incurred by the Purchasers or any holder of a Security in connection with the Transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the other Transaction Documents or the Securities (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the Purchasers’ reasonable and documented out-of-pocket expenses in connection with the Purchasers’ examinations and appraisals of the Company’s properties, books and records, (b) the costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement, the Transaction Documents or the Securities or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the other Transaction Documents or the Securities, or by reason of being a holder of any Securities, (c) the costs and expenses, including reasonable and documented consultants’ and advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby, by the other Transaction Documents or by the Securities. The Company will pay, and will save the Purchasers and each other holder of a Security harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transactions.

13.02. Indemnification. The Company agrees to indemnify and hold harmless (i) each Purchaser, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) each Purchaser (any of the Persons referred to in this clause (ii) being referred to herein as a “Controlling Person”) and (iii) the respective officers, directors, managing directors, stockholders, partners, employees, representatives, trustees, fiduciaries, and agents of each Purchaser or any such Controlling Person (any such Person referred to in clause (i), (ii) or (iii), an “Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such

Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) in whole or in part upon any inaccuracy in any of the representations and warranties of the Company contained herein, (ii) in whole or in part upon any failure of the Company to perform its obligations hereunder or under Applicable Law, (iii) the failure of any of the consolidated balance sheets included in the Company Financial Statements (including the related notes and schedules) to fairly represent the consolidated financial position of the Company and its Subsidiaries as of its date, or failure of any of the consolidated statements of income, stockholders’ equity and cash flows included in the Company Financial Statements (including any related notes and schedules) to fairly represent the results of operations and income, retained earning and stockholders’ equity or cash flows, as the case may be, of the Company, the Railcar Subsidiaries and their Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and subject in the case of any interim financial statements, to normal year-end adjustments that are not material in amount or effect, (iv) any change in the financial condition, operations, business, properties or prospects of the Company, the Railcar Subsidiaries or any of their respective Subsidiaries during the period from the Audit Date to the Closing Time, inclusive, that, individually or in the aggregate, has had or would have a Material Adverse Effect that has not been disclosed in writing to the Purchasers, or (v) the Transactions or the Purchasers’ financing thereof, and will reimburse each such Indemnified Person for any legal and other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claims as such expenses are incurred. The indemnity agreement set forth in this Section 13.02 shall be in addition to any liabilities that the Company may otherwise have.

13.03. Survival. The obligations of the Company under this Section 13 will survive the payment or transfer of any Security, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

13.04. Termination; Liabilities.

(a) The Purchasers may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the Audit Date, any material adverse change in the business, management, operations, affairs, condition (financial or otherwise) assets, property, prospects or results of operations of the Company and its Subsidiaries and the Railcar Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Purchasers, impracticable to resell the any Security or to enforce contracts for the sale of the Securities, or (iii) if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

(b) If this Agreement is terminated pursuant to this Section 13.04, such termination shall be without liability of any party to any other party except as provided in Section 13.01 hereof, and provided further that Sections 1, 13.02, 13.03, 14.08 and 14.11 shall survive such termination and remain in full force and effect.

SECTION 14

MISCELLANEOUS

14.01. Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(i) if to a Purchaser or its nominee, to the Purchaser or its nominee at the address specified for such communications in Schedule A, with a copy to Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005-1702, attention: Roger Meltzer, Esq., or at such other address as the Purchaser or its nominee shall have specified to the Company in writing;

(ii) if to any other Holder, to such Holder at the address of such Holder appearing in the Security Register or such other address as such other holder shall have specified to the Company in writing; or

(iii) if to the Company, at 75 Johns Street, Johnstown, Pennsylvania 15901, attention: Chief Financial Officer, with a copy to White and Williams LLP, 1800 One Liberty Place, Philadelphia, Pennsylvania 19102, attention: George J. Hartnett, Esq., or at such other address as the Company shall have specified to the holder of each Note in writing.

14.02. Benefit of Agreement; Assignments and Participations. Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including, without limitation, any subsequent holder of a Security) whether so expressed or not; provided, however, that the Company may not assign and transfer any of its rights or obligations without the prior written consent of the other parties hereto and each such holder.

Nothing in this Agreement or in the Securities, express or implied, shall give to any Person other than the parties hereto, their successors and assigns and the holders from time to time of the Securities any benefit or any legal or equitable right, remedy or claim under this Agreement.

14.03. No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any Holder in exercising any right, power or privilege hereunder or under the Securities and no course of dealing between the Company and any other party or Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Securities preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Securities are cumulative and not exclusive of any rights or remedies which the parties or Holders would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Holders to any other or further action in any circumstances without notice or demand.

14.04. Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of the Company and the Required Holders (or, if prior to the Closing Time, Purchasers who have agreed to purchase a majority in aggregate principal amount of the Notes); provided, however, that no such amendment or waiver may, without the prior written consent of the Holder of each Note then outstanding and affected thereby (or each Purchaser if prior to the Closing Time) (i) subject any Holder to any additional obligation, (ii) reduce the principal of (or premium, if any) or rate of interest on any Note, (iii) postpone the date fixed for any payment of principal of (or premium, if any) or interest on any Note, (iv) change the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 14.04 or any other provision of this Agreement or (v) amend or waive the provisions of (a) Section 7.08 following the occurrence of a Change of Control or (b) Section 7.09 or 8.05 following the maturity at the Company’s obligation to make an Asset Sale Offer and in the case of each of clauses (a) and (b), any of the definitions used in such Sections. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

14.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

14.06. Reproduction. This Agreement, the other Transaction Documents and all documents relating, hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing Time (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 14.06 shall not prohibit the Company, any other party hereto or any Holder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

14.07. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.08. Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b) If any action, proceeding or litigation shall be brought by any Purchaser or any Holder in order to enforce any right or remedy under this Agreement or any of the Securities, the Company hereby consents and will submit, and will cause each of their Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Company hereby irrevocably waive any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. The Company further agrees that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement, the Securities or any other Transaction Document in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

(c) Nothing herein shall affect the right of any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(d) THE COMPANY HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE SECURITIES.

14.09. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

14.10. Entirety. This Agreement together with the other Transaction Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Transaction Documents or the transactions contemplated herein or therein.

14.11. Survival of Representations and Warranties. All representations and warranties and covenants and indemnities made by the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Securities and the payment of principal of the Notes and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers or any other holder that is Affiliated with the Purchasers. All statements contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

14.12. Incorporation. All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

RABBIT HILL HOLDINGS, INC.

By:
Name:
Title:

CARAVELLE INVESTMENT FUND, L.L.C.

By:	Caravelle Advisors, L.L.C. its Investment Manager and Attorney-in-Fact

By:
Name:
	Title:	Director

HANCOCK MEZZANINE PARTNERS L.P.

By:	Hancock Mezzanine Investments LLC, its General Partner

By:	John Hancock Mutual Life Insurance Company, as Investment Manager

By:
	Name:	Sandeep Alva
	Title:	President

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

By:
	Name:	Sandeep Alva
	Title:	Second Vice President